Exhibit 5.1

233 S. Wacker Drive, Suite 5800
Chicago, Illinois 60606
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www.lw.com

FIRM / AFFILIATE OFFICES
	Abu Dhabi	Moscow
	Barcelona	Munich
	Beijing	New Jersey
	Brussels	New York
	Chicago	Orange County
	Doha	Paris
	Dubai	Riyadh
	Frankfurt	Rome
	Hamburg	San Diego
	Hong Kong	San Francisco
October 22, 2010	Houston	Shanghai
	London	Silicon Valley
	Los Angeles	Singapore
	Madrid	Tokyo
	Milan	Washington, D.C.

Accuride Corporation

7140 Office Circle

P.O. Box 15600

Evansville, IN 47716

Re:                               Registration Statement on Form S-4; 34,600,278 shares of Common Stock, par value $0.01 per share

Ladies and Gentlemen:

We have acted as special counsel to Accuride Corporation, a Delaware corporation (the “Company”), in connection with the proposed issuance of up to 34,600,278 shares of common stock, par value $0.01 per share (the “Shares”).  The Shares are issuable upon conversion of up to $145,250,001 aggregate principal amount of the Company’s outstanding 7.5% Senior Convertible Notes due 2020 by the holders thereof (the “Holders”) pursuant to the Offer to Convert and Consent Solicitation/Prospectus (the “Prospectus”) that forms a part of the Registration Statement referred to below (such offer, the “Conversion Offer”).  The Shares are included in a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on October 22, 2010 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.  We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the Holders, and have been issued by the Company against payment therefor in the circumstances contemplated by the Conversion Offer, the issuance of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.  In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.  We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP